EXHIBIT 10.11


                                                     April 19, 1996



Mr. Albert L. Eilender
6 Peach Tree Drive
Montville, NJ  07045

Dear Al,

         We are extremely pleased to offer you the position of Executive Vice President - Corporate Development with Sybron Chemicals Inc. at a base salary of $200,000 per year. You will be eligible for our Executive Bonus Program, which carries a target of 26% of your annual salary, which will be pro-rated in 1996. The actual award will depend on the financial performance of the Company. The first 100% of your target amount will be paid in Company stock converted for the years 1996, 1997 and 1998 at the price as of your starting date, and for subsequent years at the price as of December 31 of the year 3 years prior to the bonus year. Your employment will commence on or about May 15, 1996, you will be reporting to me and work out of our Company headquarters.

         Al, the following are the general conditions of your employment with our Company:

         1. Subject to our direction and control, you will devote your full efforts to the responsibilities and activities identified on the attached job description, and any other such activities that would be appropriate for a senior executive responsible for corporate development.

         2. On joining the Company, you will receive options for 25,000 shares of Company stock, according to our Stock Option Plan.

         3. You will be a member of the Management Committee, comprised of SCI's senior management, including me.

         4. You will be eligible to participate in our hospitalization, dental, group insurance, Savings & Thrift (including defined contribution pension feature), and other senior executive benefit plans in accordance with our current company policy as it may change from time to time.

         5. Should you move your household belongings to the area near our headquarters within 12 months of your starting date, the Company will pay for the cost of that move according to company policy.




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Page Two
Albert L. Eilender
April 19, 1996


         6. You will have the use of a company car under the policy for an executive of your grade, including gas, maintenance and insurance at company expense. The Company will also pay for your reasonable travel and living expenses while you are on company business, according to our policy.

         7. Our standard company policies will prevail with respect to termination of employment, including termination for Cause, except that if you are terminated by the Company other than for Cause prior to May 15, 1998, the Company will provide salary continuation until May 15, 1998. "Cause" shall mean any significant incidence of the following: (a) an act of dishonesty by you constituting a felony or other crime involving moral turpitude or resulting or intended to result directly or indirectly in your personal enrichment at the Company's expense,
               (b) the willful engaging by you in misconduct which is injurious to the Company, (c) habitual drunkenness or drug addiction,
               (d) the refusal by you substantially to perform your duties,
               (e) the violation by you of any express direction or reasonable rule or regulation established by the Company from time to time regarding the conduct of its business, and (f) any violation by you of the terms and conditions of this or any other agreement between you and the Company.

         8. We require that you undergo and provide us with the results of a routine pre-employment physical examination, including chest X-rays and drug urine test, at Sybron Chemicals' expense. Our offer of employment is contingent on the satisfactory results of this physical. Steve Adler, our Vice President, Human Resources, will provide you with further details.

         9. The Federal Immigration Law requires us to request that you provide us with proof of your U.S. citizenship or your legal status as an alien before you begin employment with us. Please refer to the attached letter and Form I-9 in order that you can bring the appropriate papers with you on May 15, 1996. We will make the copies of your papers at that time.

         10. You have already advised us in writing of any agreements with your present or previous employers which might affect your employment by or at Sybron Chemicals Inc. You also agree not to reveal any information which is proprietary to your present or previous employers.

         11. Please sign the attached Trade Secret, Restrictive Covenant and Patent Agreement in accordance with company policy.




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Page Three
Albert L. Eilender
April 19, 1996



         We are enclosing a signed duplicate of this letter, and if the terms of our employment offer are satisfactory, please sign and return the duplicate to us by May 1, 1996, in the enclosed self-addressed envelope. Its receipt by Sybron Chemicals Inc. will constitute an agreement between us and will be binding upon and inure to the benefit of you, this Company, and any company succeeding to the general business and properties of this Company by merger, purchase or otherwise.

         If you have any questions, please feel free to contact me at once.

         We look forward to your joining us on or about May 15, 1996.

                                         Sincerely,


                                          /s/ Richard M. Klein
                                          --------------------
                                         Richard M. Klein
                                         President and Chief Executive Officer



AGREED TO:



By:  /s/ Albert L. Eilender
     ------------------------
     Albert L. Eilender


Date:  April 23, 1996



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                                                              April 19, 1996



Mr. Albert L. Eilender
6 Peach Tree Drive
Montville, NJ  07045

Dear Al,

         Supplementing the terms of your Employment Agreement with Sybron Chemicals Inc. (the "Company"), this will confirm that, in the event there shall be a Change in Control (as hereinafter defined) and thereafter your employment with the Company terminates at any time prior to December 31, 1998 Without Cause (as hereinafter defined), you shall be entitled to a lump sum payment equal to twice your annual base salary then in effect, payable no later than 30 days after your employment with the Company so terminates.

         Termination of your employment with the Company Without Cause shall mean (a) termination by the Company without Cause (as defined in your Employment Agreement with the Company), or (b) termination by you by reason of (i) the Company's failure to make any of the payments, or provide any of the material benefits (or their equivalent), under the terms of your Employment Agreement with the Company, or (ii) a material adverse change in your position or in the scope of your duties and responsibilities.

         A "Change of Control" shall be deemed to have occurred upon the earliest to occur of the following events: (i) sale or disposal of substantially all of the assets of the Company, or (ii) merger or consolidation of the Company with or into such other corporation, other than, in either case, a merger or consolidation of the Company in which holders of shares of the Company's Common Stock immediately prior to the merger or consolidation will have at least a majority of the ownership of common stock of the surviving corporation (and, if one class of common stock is not the only class of voting securities entitled to vote on the election of directors of the surviving corporation, a majority of the voting power of the surviving corporation's voting securities) immediately after the merger or consolidation, which common stock (and, if applicable, voting securities) is to be held in the same proportion as such holders' ownership of Common Stock of the Company immediately before the merger or consolidation, or (iii) the date any entity, person or group, within the meaning the Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than the Company or Citicorp, or any of their subsidiaries, or any employee benefit plan (or related trust)






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Page Two
Mr. A. Eilender
April 19, 1996



sponsored or maintained by the Company or any of its subsidiaries, shall have become the beneficial owner of, or shall have obtained voting control over, more than forty percent (40%) of the outstanding shares of the Company's Common Stock.

         If the above correctly reflects our understanding, please so indicate by signing in the space provided below for such purpose.

                                          Sincerely,


                                          /s/  Richard M. Klein
                                          ---------------------
                                          Richard M. Klein
                                          President and Chief Executive Officer
                                          Sybron Chemicals Inc.


AGREED:



/s/ Albert L. Eilender
----------------------
Albert L. Eilender


Date:   April 23, 1996